Exhibit 107
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.125% Notes due 2031	$812,925,000(2)	$119,987.73
Guarantees(3)

(1)Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate on February 28, 2024, as announced by Bloomberg as of 3:36 p.m., Eastern Time.
(3)Pursuant to Rule 457(n), no separation registration fee is payable for the guarantees.